Exhibit 10.18
Amendment
To
Employment Agreement
WHEREAS, an Employment Agreement effective as of the 12th day of August, 2009 as amended effective April 1, 2011 (the “Agreement”) was entered into by and between Arcadia Resources, Inc., a Nevada corporation (“Employer”) and Marvin R. Richardson (“Executive”); and
WHEREAS, the Agreement may be amended or modified by written agreement executed by the parties or their respective successors and legal representatives; and
WHEREAS, the parties now believe it is mutually beneficial to amend a certian provision of the Agreement through this Amendment (“Amendment”) to reflect an extension of a temporary reduction in the Executive’s annual base salary.
NOW THEREFORE, Employer and Executive hereby agree, effective as of April 1, 2011, to amend the Agreement as follows:
1. Subsection (a) of Section 3 (Compensation) of the Agreement is amended hereby to read in its entirety as follows:
(a) Base Salary. During the Employment Period, the Executive shall receive an annual Base Salary of $250,000 payable in accordance with the regular payroll practices of Employer. The Executive’s base salary shall be reviewed annually by Employer, in accordance with Employer’s standard practices for executives generally, and may be increased, but not decreased, as determined by the Board of Directors, in their sole discretion, or by any committee of the Board of Directors to which such authority has been delegated. The parties acknowledge that as an accommodation to the Employer, Executive agreed effective April 1, 2009, and further agreed effective April 1, 2010 and April 1, 2011, to temporarily receive a ten percent (10%) reduction in his Base Salary (the “Reduced Base”). The amount of Executive’s Reduced Base salary is presently $225,000 annually and shall remain in effect until the Base Salary is restored by the Board of Directors. All severance payments due to Executive under this Agreement shall be calculated based on Executive’s Base Salary, not Executive’s Reduced Base.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board of Directors, Employer has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above following the preamble.

ARCADIA RESOURCES, INC.

By:	/s/ Matthew Middendorf Matthew Middendorf
Title: Chief Financial Officer

EXECUTIVE

/s/ Marvin R. Richardson

Marvin R. Richardson